10




                             SERVICE AGREEMENT



          This Agreement made this 6th day of May, 1996, by and between Newcor, Inc., a Delaware corporation, with offices at 1825 S. Woodward, Bloomfield Hills, MI 48302-0574 ("Seller"), and ABB Flexible Automation Inc., a New York Corporation, with offices at 1250 Brown Road, Auburn Hills, Michigan ("Buyer").



                           W I T N E S S E T H:

          WHEREAS, Seller has been engaged in the business of developing, manufacturing, marketing and servicing industrial automation and assembly products and systems (collectively, "Products");

          WHEREAS, Buyer and Seller have entered into an Asset Purchase and Sale Agreement of even date herewith (the "Asset Purchase Agreement") providing for the purchase by Buyer of certain assets of Seller's Wilson Automation Division; and,

          WHEREAS, Seller desires Buyer to install certain finished products retained by Seller, to provide manufacturing and assembly services in respect of certain contracts retained by Seller and to provide warranty service, and Buyer is willing to provide installation, manufacturing, assembly and warranty services, upon the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter described, the parties agree as follows:

          1. DEFINED TERMS. All defined terms used herein shall have the meaning ascribed to them in the Asset Purchase Agreement unless otherwise specifically defined herein.

          2. INSTALLATION SERVICES. With respect to the Products described in Schedule I, hereof, Buyer shall provide installation services at Seller's customers' locations identified in Schedule I.

          3. WARRANTY SERVICE AND PARTS. With respect to the Products set forth in Schedule II, hereof, Buyer shall provide service and parts on behalf of Seller to each customer identified in Schedule II, in accordance with Seller's warranty obligations set forth in Seller's standard terms and conditions of sale (the "Warranty"), an example of which is attached as Exhibit A. Buyer will provide Seller with notice of warranty work requested by customers as soon as reasonably practicable.

          4. MANUFACTURING AND ASSEMBLY SERVICES. At Seller's request, Buyer shall provide manufacturing and assembly services to Seller in respect of certain customer contracts retained by Seller and described in
Schedule III, hereof. Buyer shall have no responsibility or liability for the design, engineering or materials selection of the products and systems assembled or manufactured by Buyer hereunder.

          5. Ford Mexico Chihuahua P.O. Notwithstanding any other provisions hereof, with respect to the Ford Mexico Chihuahua Purchase Orders as identified in Schedule I and III (The Mexico Orders), Buyer shall provide installation, manufacturing and assembly services. As compensation for such services, Buyer shall be paid by Seller at Buyer's cost (Buyer's Cost). Seller and Buyer shall share equally any profit from the Mexico Orders (Profit); Profit shall be determined after installation and customer sign-off, charging all manufacturing and engineering costs, including reimbursable out-of-pocket travel expenses insofar as this category of costs was included in cost budget(s) related to the Mexico Orders, incurred in respect of the Mexico Orders through said date. "Profit" shall mean the actual standard margin before any warranty expense or provisioning following customer sign-off; provided that Buyer shall at a minimum be paid $100,000 in excess of Buyer's Costs.

            6. TERM. This Agreement shall commence on the Closing Date and shall remain in effect for a period of four (4) years provided that, on and after the second (2nd) anniversary date hereof, either party may terminate this Agreement upon one hundred eighty (180) days prior written notice.

          7. WARRANTY. Buyer warrants that it shall perform all services hereunder in a good and workmanlike manner. THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

          8. PRICES; PAYMENT.

            8.1 As compensation for services performed in accordance with the terms of this Agreement, Buyer shall be paid at rates set forth in
Schedule IV for installation, manufacture, assembly and warranty labor, plus out-of-pocket costs and expenses incurred in connection herewith, including reasonable travel and living expenses incurred by Buyer's installation and service representatives.

             8.2 For parts and materials supplied by Buyer to Seller's customers in accordance with the terms of this Agreement, Buyer shall be paid an amount equal to (i) Buyer's actual cost (i.e., price paid by Buyer) for such parts and materials that Buyer purchases commercially, and
(ii) an amount equal to Buyer's "manufactured cost" of parts for such parts that Buyer manufactures and (iii) all shipping/freight costs and expenses for all such parts and materials and (iv) 10% of the sum of the total of (i) and (iii) respectively except that the 10% markup shall not be charged on the direct labor or fully absorbed overhead components of item (ii). For purposes of this Agreement "manufactured cost" means Buyer's cost of direct labor, purchased materials or services and fully absorbed overhead.

            8.3 Buyer shall render invoices to Seller on a calendar month basis. All payments by Seller to Buyer hereunder are to be made in U.S. Dollars net within thirty (30) days of the date of any invoice rendered by Buyer. Buyer's invoices shall set forth with reasonable detail the costs accumulated by project, nature and location of the services performed; on request, details of expenses including time spent in the performance of such services; the parts and materials supplied; and the expenses related thereto and shall be made available for review. In the event that Seller objects to any invoice or part thereof, Buyer and Seller shall meet to resolve the dispute. Seller shall pay that portion of any invoice which is not in dispute. In the event the dispute is not resolved, then Buyer and Seller shall submit the matter to a mediator. If the parties cannot agree upon the selection of a mediator, then the matter shall be submitted to binding arbitration in Oakland County, Michigan, to be conducted in accordance with the rules and regulations of the American Arbitration Association.

           8.4 Simultaneously upon the execution hereof Seller shall place on deposit with Buyer as an advance payment $100,000, against which Buyer may credit amounts due and owing under invoices issued to Seller which remain unpaid for a period of fifteen (15) days following the date upon which payment is due. Upon expiration or earlier termination of this Agreement Buyer shall promptly remit to Seller any advance payment balance less amounts due and owing to Buyer.

        9. INDEPENDENT CONTRACTOR. The relationship of Buyer to Seller is that of an independent contractor and nothing contained herein shall be construed to create an agency, partnership, joint venture or any other similar relationship between them. Buyer and Seller each shall assume and fulfill any and all responsibilities which are imposed upon an independent contractor by any statute, regulation, rule of law or otherwise. Neither party is, and neither shall be, authorized to bind the other party or to use the other party's name.

         10. FORCE MAJEURE. Buyer shall not be deemed to be in default or breach of this Agreement due to, and shall not be liable for, any delay in performance or nonperformance which is due to war, fire, flood, acts of God, acts of third parties, acts of governmental authority or any agency or commission thereof, accident, breakdown of equipment, differences with employees or employee representatives or similar or dissimilar causes beyond Buyer's reasonable control, including but not limited to, acts interfering with production, supply or transportation of products, raw materials or components or the ability to obtain, on reasonable terms, material, labor, equipment or transportation.

         11. LIMITATION OF LIABILITY. The liability of the Buyer, its agents, employees, subcontractors and suppliers with respect to any and all claims arising out of the performance or nonperformance of obligations in connection with the products, the services, or the contract therefor, whether based on contract, warranty, tort (including negligence), strict liability or otherwise, shall not exceed in the aggregate the amount of the price paid by the Seller, in request of and products or service.

In no event shall the liability of the Buyer, its agents, employees, subcontractors and suppliers with respect to any and all claims arising out of the performance or nonperformance of obligations in connection with the goods, the services, or the contract therefor, whether based on contract, warranty, tort (including negligence), strict liability or otherwise, include damages for loss of profits or revenue or the loss of use of either; increased costs of purchasing or providing goods or services outside of the contractor's scope of supply; or claims of Seller's customers; inventory or use charges.

No claim shall be asserted against the Buyer, its agents, employees, subcontractors or suppliers, unless the injury, loss, or damage giving rise to the claim is sustained prior to one year after shipment of products or performance of services and no suit or action thereon shall be instituted or maintained unless it is filed in a court of competent jurisdiction within one year after the date the cause of action accrues. This limitation of liability article shall prevail over any conflicting or inconsistent provisions contained in any of the documents comprising the contract.
UNDER NO CIRCUMSTANCES SHALL EITHER PARTY HAVE ANY LIABILITY WHATSOEVER FOR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES.

         12. NOTICES. Unless otherwise specified herein, all notices and other communications hereunder shall be deemed to have been duly given by telefax, by hand delivery, by overnight courier or mailed by certified or registered U.S. mail, return receipt requested, postage prepaid to either Buyer or Seller at the respective address provided below or to such other address or addresses as may hereafter be furnished by any party to any other party in compliance with the terms of this Section:

If to Buyer:                ABB Flexible Automation Inc.
                                                   1250 Brown Road
                             Auburn Hills, Michigan
                             Attention:  Joseph Carney
                             Telefax No:  810/391-7330
 If to Seller:
                             Newcor, Inc.
                             1825 S. Woodward
                             Bloomfield Hills, Michigan
                             Attention: John Garber
                             Telefax No: 810/253-2413

Notice shall be deemed given upon receipt if by telefax, hand delivery or overnight courier or three (3) business days after posting if by U.S. Mail.

          13. BINDING AGREEMENT. Subject to the provisions of the following sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors, permitted assigns and legal representatives.

          14. GOVERNING LAW. This Agreement shall be construed and interpreted according to the laws of the State of Michigan.

          15. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party.

           16. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           17. MODIFICATION/INTERPRETATION. The parties hereto may amend, modify or supplement this Agreement only in writing executed with the same formalities as this Agreement. The terms and provisions of this Agreement shall supersede and control the terms and provisions of any purchase order issued by Seller in respect of work to be performed hereunder.

     18. LIMITED LICENSE. If Buyer shall default in its performance of its service obligations hereunder Buyer hereby grants to Seller a limited right to use the Patents and know-how assigned to Buyer pursuant to the Asset Purchase Agreement to perform the installation, manufacturing, assembly and warranty services described herein above and to perform manufacture and assemble activities all in respect of the products, customers and contracts specifically described in Schedules I, II and III hereof. The limited right granted hereunder does not extend to any product, customer or contract other than those aforementioned. Buyer and Seller agree that this provision is not intended to and it does not modify or amend Section 11.1 of the Asset Purchase and Sale Agreement except for the limited purposes herein described and that except to the extent hereby modified Seller's obligations under Section 11.1 of the Asset Purchase Agreement are not being amended or modified and remain in full force and effect.

   IN WITNESS WHEREOF, Buyer and Seller have each caused this Agreement to be executed by their duly authorized representatives and have executed this Agreement as of the date first set forth above.


                                 BUYER:
                                 ABB FLEXIBLE AUTOMATION INC.

                                 By:________________________


               Title:_______________________


                                 SELLER:
                                 NEWCOR, INC.

                                 By:________________________


               Title:_______________________